Exhibit 99.1

PRESS RELEASE

NRG Energy Announces Leadership Changes

NRG Chair Lawrence Coben Appointed Interim President and Chief Executive Officer

Board Initiates Search for Permanent CEO

NRG Director Anne Schaumburg Appointed Lead Independent Director

Four New Independent Directors to Join NRG Board as Part of Collaboration with Elliott

NRG Reaffirms its Previous Guidance, Capital Allocation Framework and
Growth and Cost Savings Targets

HOUSTON — November 20, 2023 — NRG Energy, Inc. (NYSE: NRG) (“NRG” or the “Company”) today announced that Lawrence Coben, Ph.D., Chair of the NRG Board of Directors, has been appointed Interim President and Chief Executive Officer and that Mauricio Gutierrez, NRG’s President and Chief Executive Officer, has departed the Company and resigned from the Board. The NRG Board has initiated a search to identify a permanent CEO and retained a leading search firm to assist with this process. NRG director Anne Schaumburg has also been appointed Lead Independent Director.

“Today, NRG is in a position of strength,” Dr. Coben said. “The Company is generating substantial cash flow, which is supporting a solid balance sheet, investments in our business and meaningful capital returns. The integration of Vivint is well underway, and as a differentiated company at the intersection of energy and smart home technology, NRG has clear upside value creation opportunities.”

Dr. Coben continued, “The Board is confident in NRG’s strategic direction as a consumer energy and services company, and we extend our appreciation to Mauricio for his contributions in helping to build NRG’s solid foundation as we prepare for the next generation of leadership.”

Heather Cox, Chair of the Governance and Nominating Committee of the NRG Board, said, “Larry’s experience as Chair of NRG’s Board of Directors, together with his experience as a CEO and as an investor in many companies in the energy industry, provide a cross-section of skills that make him well-suited to serve as Interim President and Chief Executive Officer. We are confident that Larry’s stewardship, with the support of NRG’s strong executive management team, will continue to drive the strategy and business forward while the CEO search is conducted.”

New Independent Director Appointments and Operations/Cost Structure Review

NRG also announced that, pursuant to a cooperation agreement with Elliott Investment Management L.P. (“Elliott”), four new independent directors will be joining the Company’s Board:

•	Marwan Fawaz, former executive advisor for Google and its parent company, Alphabet, and former CEO of Nest and of Motorola Home;
•	Kevin Howell, former Chief Operating Officer of Dynegy Inc. and former Regional President of NRG Texas;
•	Alex Pourbaix, Executive Chair and prior President and Chief Executive Officer of Cenovus Energy; and
•	Marcie Zlotnik, Co-Founder, Chief Operating Officer and Chair of Texas retail electricity provider, StarTex Power.

These directors were identified as part of NRG’s previously announced Board refreshment process and in collaboration with Elliott. With these appointments, NRG’s Board will consist of 13 directors, 12 of whom are independent. Messrs. Howell and Pourbaix will join the Board’s CEO Search Committee, which will also include independent NRG directors Lisa Donohue (Chair), Antonio Carrillo and Heather Cox. It is expected that the size of the Board will be reduced to 11 members in the second half of 2024.

NRG will also conduct a comprehensive review of its operations and cost structure to identify additional opportunities to become more efficient and further enhance capital return to shareholders. The review will be undertaken with a continued commitment to reliability in the markets NRG serves and with the support of external advisors.

Elliott Partner John Pike and Portfolio Manager Bobby Xu said, “We invested in NRG because we believed that a renewed focus on best-in-class operations and returns-driven capital allocation would strengthen NRG and enable it to deliver significant upside for shareholders. The changes announced today, including the addition of four new Board members with strong operational backgrounds, represent a key milestone toward this end. We look forward to continuing our dialogue with the Company as it works to execute on this opportunity.”

Dr. Coben added, “Our new directors bring complementary experience as proven operators in the energy industry and in leading growing innovative home technology companies with iconic brands. Their expertise will help ensure we capture the value we create by offering a smarter, cleaner and more digitally enhanced energy ecosystem. We welcome them to the Board.”

The cooperation agreement with Elliott contains customary standstill, voting and other provisions, and will be filed on a Form 8-K with the Securities and Exchange Commission.

Reaffirming 2023 and 2024 Guidance, Capital Allocation Framework, and Growth and Cost Savings Targets

In connection with today’s announcement, NRG is reaffirming its guidance for 2023 and 2024, as previously announced on November 2, 2023, as well as its previously announced strategic growth plan, cost savings targets and capital allocation framework, including its path to investment grade credit metrics, discussed during its Investor Day on June 22, 2023.

•	Guidance: The Company is reaffirming its 2023 and 2024 financial guidance:

Adjusted EBITDA, Cash Provided by Operating Activities, and FCFbG Guidancea

	2023	2024
(In millions)	Guidance	Guidance
Adjusted EBITDA	$3,150 - $3,300	$3,300 - $3,550
Cash Provided by Operating Activities	$1,750 - $1,900	$1,825 - $2,075
FCFbG	$1,725 - $1,875	$1,825 - $2,075

a.	Adjusted EBITDA and FCFbG are non-GAAP financial measures; see Appendix for GAAP Reconciliation from Net Income to FCFbG. Adjusted EBITDA excludes fair value adjustments related to derivatives. The Company is unable to provide guidance for Net Income due to the impact of such fair value adjustments related to derivatives in a given year. Cash Provided by Operating Activities does not include changes in collateral deposits in support of risk management activities which are primarily associated with fair value adjustments related to derivatives.

•	Capital allocation: As reviewed with its 2023 third quarter results on November 2, 2023, NRG’s 2024 capital allocation plan includes $500 million in debt reduction, $825 million in share repurchases, an 8% increase of the annual common dividend to $1.63 per share consistent with the Company’s 7-9% long-term growth target, and $342 million in growth and other. The Company is committed to returning 80% of excess cash to shareholders and investing 20% in growth initiatives with an expected $6.9 billion of capital returns to shareholders through share purchases and dividends through 2027.

•	Cost savings: The Company is affirming its cost savings plan discussed at NRG’s investor day in June earlier this year, which included a new $150 million cost reduction initiative that is expected to be completed by 2025, derived from operations and maintenance efficiencies, sourcing optimization, automation, service levels, spans of control and other redundancies. These savings are in addition to $300 million in Direct Energy cost synergies that are expected to be completed by the end of 2023 and $100 million in cost synergies related to the Vivint acquisition that are expected to be completed by 2025.

Advisors

Evercore and Lazard acted as financial advisors to NRG Energy, and White & Case LLP and Cravath, Swaine & Moore LLP acted as legal advisors. BofA Securities, Inc. acted as financial advisor to the NRG Board of Directors, and Potter Anderson & Corroon LLP acted as legal advisor.

About Lawrence S. Coben, Ph.D.

Dr. Coben has served as Chair of the NRG Board of Directors since 2017 and has been a member of the Board since 2003.

From 2003 to 2017, he was Chairman and Chief Executive Officer of various affiliates of Tremisis Energy. Dr. Coben also served on the Board of Directors of SAESA, a Chilean utility, from 2008 to 2010, the Board of Prisma Energy from 2003 to 2006, and the advisory board of Morgan Stanley Infrastructure II, L.P. from 2014 to 2016. He currently serves on the Board of Directors of Freshpet, Inc.

Dr. Coben is also the Executive Director of the ESCALA Initiative, a leading NGO that provides a Business School and Capacity Training Program to marginalized women entrepreneurs around the world.

Dr. Coben received a Bachelor of Arts in economics from Yale University, a Juris Doctor from Harvard Law School, and a Master of Arts and Ph.D. in anthropology with a focus in archaeology from the University of Pennsylvania.

About Anne Schaumburg

Ms. Schaumburg has served as a member of NRG’s Board of Directors since 2005. From 1984 to 2002, she was a Managing Director and senior banker in the Global Energy Group at Credit Suisse First Boston. Ms. Schaumburg also served as Managing Director in the utilities group at Dean Witter Financial Services Group and as a member of the public utilities group at First Boston Corporation.

She currently serves as independent Chair of the Board of Brookfield Infrastructure Partners and Chair of the Board’s Compensation Committee of Brookfield Reinsurance Ltd.

Ms. Schaumburg is a graduate of City University of New York.

About Marwan Fawaz

Marwan Fawaz brings decades of experience in the telecommunications technology sector, Smart Home services and technology, Internet of Things and 5G along with experience in general technology strategies.

Mr. Fawaz is the former executive advisor for Google and its parent company, Alphabet, where he provided strategic advisory and M&A support in the areas of telecom, broadband, home automation, media and 5G mobile sectors from 2019 to 2022. He held CEO roles at Nest from 2016 to 2018 and Motorola Home from 2012 to 2013. Under his leadership, Motorola Home was repositioned and acquired for $2.35 billion by Arris and Nest revenues tripled. He served as Executive Vice President, Operations and Chief Technology of Charter Communications from 2006 to 2011 and as Senior Vice President and Chief Technology Officer of Adelphia Communications from 2003 to 2006. Earlier in his career, Mr. Fawaz held leadership positions at MediaOne and other cable and broadband companies.

Mr. Fawaz has served on the Board of CSG Systems International, Inc. since 2016. He was a director of Synacor, Inc. from 2012 to 2021 through its acquisition by Centre Lane Partners. Mr. Fawaz holds a Bachelor of Science degree in electrical engineering and a Master of Science degree in telecommunications, both from California State University at Long Beach.

About Kevin Howell

Mr. Howell served as Chief Operating Officer of Dynegy Inc. during its restructuring from 2011 to 2013. In this role he oversaw Plant Operations, Commercial Operations and Environmental, Health and Safety. From 2005 to 2010, Mr. Howell served in various capacities at NRG, including as Regional President, NRG Texas, where he was responsible for managing NRG’s Texas operations, comprising more than 2,600 professional employees focused on safe, reliable and cost-effective energy generation and delivery. Prior to this, he served as NRG’s Executive Vice President, Commercial Operations, responsible for the optimization of the company’s asset portfolio and fuel requirements. Before joining NRG, Mr. Howell served as President of Dominion Energy Clearinghouse from 2001 to 2005. From 1995 to 2001, Mr. Howell held various positions within the Duke Energy portfolio, including Senior Vice President of Duke Energy Trading and Marketing, Senior Vice President of Duke Energy International and Executive Vice President of Duke Energy Merchants, where he managed a global trading group dealing in refined products, LNG and coal.

Mr. Howell currently serves on the Board of TexGen LLC, which owns a fleet of gas-fired power plants in the ERCOT market, and as a Board member of Energy Harbor Corp., which owns a fleet of nuclear power plants and retail power operations. He has previously served as Chairman of the Board for Atlantic Power Corp., which owns a diversified fleet of power-generation assets. He served on the Atlantic Power Board beginning in January of 2015 and was elected Chairman in June of 2019. His previous board experience includes Chairman of Illinois Power Generation (a subsidiary of Dynegy Inc.), Sunnova Energy (a retail solar provider), Nanosolar (a thin film solar manufacturer), Entrust Energy (a power and natural gas retailer) and South Texas Nuclear Operating Company.

About Alex Pourbaix

Mr. Pourbaix has more than 30 years of leadership experience across the energy industry.

He has served as Executive Chair of the Board of Cenovus Energy since 2023 and served as President and Chief Executive Officer and member of the board from 2017 to 2023. As Executive Chair of Cenovus, Mr. Pourbaix is responsible for providing leadership to the Board and ensuring ongoing strong governance, while supporting management’s execution of the company’s strategy. He also leads Cenovus’s advocacy efforts including industry initiatives, government relations, ESG engagement and provides ongoing leadership with the Pathways Alliance. As CEO of Cenovus, he was instrumental in strengthening Cenovus’s balance sheet, implementing a disciplined capital allocation framework and reducing costs. He led the company’s strategic acquisition of Husky Energy, which closed in January 2021, and also helped co-found the Pathways Alliance. Prior to joining Cenovus, Mr. Pourbaix spent 27 years with TC Energy and its affiliates in a broad range of leadership roles, including Chief Operating Officer, where he was responsible for the company’s commercial activity and overseeing major energy infrastructure projects.

Mr. Pourbaix has served on the Board of TSX-listed Canadian Utilities Limited since 2019. He was a director of Trican Well Service Ltd. from 2012 to 2019. Mr. Pourbaix earned Bachelor of Laws and Bachelor of Arts degrees from the University of Alberta.

About Marcie C. Zlotnik

Ms. Zlotnik has more than 20 years of experience in the retail electricity sector and has built extensive knowledge of the Texas restructured market. Ms. Zlotnik co-founded and was Chief Operating Officer and Chair of StarTex Power, a retail electricity provider in Texas that was acquired by Constellation Energy in 2011. Before StarTex, Ms. Zlotnik was a member of the Board of Gexa Energy, another retail electricity provider in Texas that Ms. Zlotnik co-founded after the ERCOT market opened for retail competition in 2001.

Most recently, Ms. Zlotnik served on the Board of Just Energy, the largest independent energy retailer in North America (TSXV:JE). As Chair of its Compensation and Legislative/Regulatory Committees she marshalled efforts that resulted in the successful passage of legislation bringing financial stability to the competitive retail electric market and $150 million to Just Energy. Prior to joining the JE Board, Marcie served on the boards of Crius Energy from 2018 until its 2019 sale to Vistra Energy, Frontier Utilities and Esco Advisors. In 2019, Ms. Zlotnik was named Chair of the Business Advisory Board at the University of Texas, McCombs School of Business and the McCombs School Dean’s search committee in 2021. She was the 2018 recipient of the Gulf Coast Power Association (GCPA) Pat Wood Power Star Award, acknowledging her significant contributions towards the advancement of competitive energy markets in Texas. In 2015, Ms. Zlotnik was inducted into the University of Texas at Austin McCombs School of Business Hall of Fame and was the inaugural recipient of the GCPA emPOWERment Award.

Ms. Zlotnik is a CPA and earned a Bachelor of Business Administration in Accounting from the University of Texas at Austin.

About NRG

NRG Energy is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice. More information is available at www.nrg.com. Connect with NRG on Facebook and LinkedIn, and follow us on X (formerly known as Twitter), @nrgenergy.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “expect,” “estimate,” “should,” “anticipate,” “forecast,” “plan,” “guidance,” “outlook,” “believe” and similar terms. Although NRG believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, including increasing interest rates and rising inflation, hazards customary in the power industry, weather conditions and extreme weather events, competition in wholesale power, gas and smart home markets, the volatility of energy and fuel prices, failure of customers or counterparties to perform under contracts, changes in the wholesale power and gas markets, changes in government or market regulations, the condition of capital markets generally and NRG’s ability to access capital markets, NRG’s ability to execute its market operations strategy, risks related to data privacy, cyberterrorism and inadequate cybersecurity, the loss of data, unanticipated outages at NRG’s generation facilities, NRG’s ability to achieve its net debt targets, adverse results in current and future litigation, complaints, product liability claims and/or adverse publicity, failure to identify, execute or successfully implement acquisitions or asset sales, risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process, the impact of changes in consumer spending patterns, consumer preferences, geopolitical tensions, demographic trends, supply chain disruptions, NRG’s ability to implement value enhancing improvements to plant operations and companywide processes, NRG’s ability to achieve or maintain investment grade credit metrics, NRG’s ability to proceed with projects under development or the inability to complete the construction of such projects on schedule or within budget, the inability to maintain or create successful partnering relationships, NRG’s ability to operate its business efficiently, NRG’s ability to retain retail customers, the ability to successfully integrate businesses of acquired companies, including Direct Energy and Vivint Smart Home, NRG’s ability to realize anticipated benefits of transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, and NRG’s ability to execute its capital allocation plan. Achieving investment grade credit metrics is not an indication of or guarantee that the Company will receive investment grade credit ratings. Debt and share repurchases may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The adjusted EBITDA, cash provided by operating activities and free cash flow before growth guidance are estimates as of November 20, 2023. These estimates are based on assumptions NRG believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

Investors:

Brendan Mulhern

Investor.relations@nrg.com

609.524.4767

Media:

Chevalier Gray

Chevalier.gray@nrg.com

832.331.8126

Appendix

2023 and 2024 Guidance Reconciliations

The following table summarizes the calculation of Adjusted EBITDA providing reconciliation to Net Income, and the calculation of FCFbG providing a reconciliation to Cash provided by operating activities1:

	2023	2024
($ in millions)	Guidance	Guidance
Net Income	$ 1,900 - 2,050	$ 750 - 1,000
Interest expense, net	580	640
Income tax	705	345
Depreciation and amortization	1,190	1,075
ARO expense	20	25
Amortization of customer acquisition costs	125	215
Stock-based compensation	90	100
Acquisition and divestiture integration and transaction costs	160	55
Other costs	(1,620)	95
Adjusted EBITDA	3,150 - 3,300	3,300 - 3,550
Interest payments, net	(530)	(600)
Income tax	(60)	(160)
Net deferred revenue	185	190
Amortization of customer fulfillment costs	35	130
Capitalized contract costs	(675)	(830)
Working capital / other assets and liabilities	(355)	(205)
Cash provided by operating activities	1,750 - 1,900	1,825 - 2,075
Acquisition and other costs	152	124
Adjusted cash provided by operating activities	1,902 - 2,052	1,949 - 2,199
Maintenance capital expenditures, net	(270) - (290)	(240) - (260)
Environmental capital expenditures	(5) - (10)	(20) - (30)
Net cash for growth initiatives	105	145
Free Cash Flow before Growth Investments (FCFbG)	$ 1,725 - 1,875	$ 1,825 - 2,075

1 See the November 2, 2023 earnings press release for more detail on definitions and drivers.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest expense (including loss on debt extinguishment), income taxes, depreciation and amortization, asset retirement obligation expenses, contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. As NRG defines it, Adjusted EBITDA represents EBITDA excluding the impact of stock-based compensation, amortization of customer acquisition costs (primarily amortized commissions), impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, adjustments to exclude the Adjusted EBITDA related to the non-controlling interest, gains or losses on the repurchase, modification or extinguishment of debt, the impact of restructuring and any extraordinary, unusual or non-recurring items, plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of NRG's financial statements in evaluating its operating performance because it provides an additional tool to compare business performance across companies and across periods and adjusts for items that we do not consider indicative of NRG’s future operating performance. This measure is widely used by debt-holders to analyze operating performance and debt service capacity and by equity investors to measure our operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and in communications with NRG's Board of Directors, shareholders, creditors, analysts and investors concerning its financial performance.

Adjusted Cash provided by operating activities is a non-GAAP measure NRG provides to show cash provided/(used) by operating activities with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger, integration, related restructuring costs, changes in the nuclear decommissioning trust liability, and the impact of extraordinary, unusual or non-recurring items. The Company provides the reader with this alternative view of Cash provided/(used) by operating activities because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger, integration related restructuring costs as they are one time and unique in nature and do not reflect ongoing Cash Flows from Operating Activities and they are fully disclosed to investors. The company excludes changes in the nuclear decommissioning trust liability as these amounts are offset by changes in the decommissioning fund shown in Cash Flows from Investing Activities.

Free Cash Flow before Growth Investments is Adjusted Cash provided by operating activities less maintenance and environmental capital expenditures, net of funding and insurance recoveries related to property, plant and equipment, dividends from preferred instruments treated as debt by ratings agencies, and distributions to non-controlling interests and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on Free Cash Flow before Growth Investments as a measure of cash available for discretionary expenditures.

Free Cash Flow before Growth Investments is utilized by Management in making decisions regarding the allocation of capital. Free Cash Flow before Growth Investments is presented because the Company believes it is a useful tool for assessing the financial performance in the current period. In addition, NRG’s peers evaluate cash available for allocation in a similar manner and accordingly, it is a meaningful indicator for investors to benchmark NRG's performance against its peers. Free Cash Flow before Growth Investments is a performance measure and is not intended to represent Net Income/(Loss), Cash provided/(used) by operating activities (the most directly comparable U.S. GAAP measure), or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.